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                                                                      EXHIBIT 11



                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS



                                        NINE MONTHS ENDED                YEAR ENDED
                                           SEPTEMBER 30                  DECEMBER 31
                                       1998          1997            1997           1996
                                       ----          ----            ----           ----
Net income, basic and diluted        (164,577)        7,609          54,461         52,926

Average shares outstanding
   basic and diluted                  102,000       102,000         102,000        102,000

Net income per share, basic
   and diluted                          (1.61)         0.07            0.53           0.52